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                                                                    Exhibit 20.2

[LML LETTERHEAD]

                                                                    news release

                 GARRETT'S IGA GROCERY STORE CHAIN SELECTS LML

                  Supermarket Chain Signs with LML to Process
 Checks, Credit, Debit and EBT Card Transactions for its Seven Store Locations

Vancouver, BC, May 3, 2001 - LML Payment Systems Inc. (the "Corporation") (Nasdaq: LMLP) is pleased to announce its subsidiary LML Payment Systems Corp. ("LML") has signed an electronic transaction processing contract with Garrett's IGA Supermarkets of Rio Rico, Arizona.

Garrett's IGA Supermarkets operates grocery stores in the Tucson and southern Arizona areas. The transaction processing agreement involves the processing of check authorizations, credit, debit and EBT card transactions through LML's proprietary transaction software REPS (Retail Electronic Payments System). All check transactions will be authorized against LML's national database of checkwriters and subjected to a variety of positive velocity parameters on a national, regional or store basis. The Automatic Risk Leveling (ARL) feature of REPS allows clients to select the risk level for each region, store and/or each cash register while monitoring transactions in real-time allowing for on-the-fly risk level adjustments. Credit, debit and EBT card transactions will be routed to third party processors for settlement.

As demonstrated live at the National Automated Clearing House Association's Payments 2001 conference held in Washington, DC last week, REPS is an on-line, real-time transaction processing software system running on LML's mainframe computers housed at LML's primary data center in Phoenix, Arizona. REPS provides retailers with the ability to view, monitor and administer all electronic processing transactions (check, credit, debit and EBT) on a cash register, store or chain basis in a real-time on-line environment.

"We are pleased with this contract," said Corporation President and CEO, Patrick
H. Gaines. "REPS provides retailers with information in a form never before available. As a retail payment management tool, we believe REPS is unprecedented. Called a "system by retailers for retailers", REPS forms the basis upon which we plan to offer our whole suite of payment services products to retailers, thus satisfying client needs in an ever increasing depth."

The Corporation, through its subsidiary LML Payment Systems Corp., is a financial payment processor providing end-to-end check processing solutions including electronic check verification, electronic check re-presentment (whereby returned paper checks are re-presented for payment electronically), Electronic Check Conversion (whereby paper checks are converted into electronic transactions) and primary and secondary check collection to supermarkets, grocery stores, multilane retailers, convenience stores and other national, regional and local retailers. We also specialize in providing selective routing, including real-time monitoring of check, debit, credit and EBT transactions for authorization and settlement through our flagship transaction processing product REPS (Retail Electronic Payment System). The Corporation's intellectual property estate, owned by subsidiary LML Patent Corp, includes new U.S. Patent No. 6,164,528 regarding Internet checking transactions, in addition to U.S. Patent No. 5,484,988 which describes a "Checkwriting point of sale system." which, through a centralized database and authorization system, is capable of providing and administering various electronic payment services for customers and businesses. Also included in our intellectual property estate is a recently received Notice of Allowance from the United States Patent and Trademark Office for a new patent based upon United States Patent Application Serial No. 09/562,303. The new patent describes corporate checks and electronic fund transfers (EFT) and relates to existing U.S. Patent No. 6,164,528 and U.S. Patent No. 5,484,988 (described above).

Statements contained in this news release which are not historical facts are forward-looking statements, subject to uncertainties and risks. For a discussion of the risks associated with the Corporation's business, please see the documents filed by the Corporation with the SEC.

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